BlackRock MuniYield Investment Fund
File No. 811-06502
Item No. 77Q1(d) (Copies of All Constituent Instruments Referred to in Sub-Item 77I) -- Attachment

A copy of an amendment to the Series W-7 Variable Rate Demand Preferred Shares Notice of Special Rate Period is attached under Sub-Item 77Q1(a).